The business integration described in this press release involves securities of a foreign company. The business integration is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Supplemental Material

Views on the Business Integration of
the Eighteenth Bank and Fukuoka Financial Group

1.	Purpose of the Business Integration, Functions of Regional Banks, and the Environment Surrounding Regional Banks

✓
Through the Business Integration, synergies such as the enhancement of human resources by way of dissolving the overlap of both banks, the fusion of both banks’ know-how, the enhancement of equity, and the improved efficiency from economies of scale are expected.  The purpose of the Business Integration is to engage in supporting local companies and invigorate local areas more than ever and to contribute to the economic development of Nagasaki Prefecture by using the synergies generated through the Business Integration for the benefit of Nagasaki Prefecture.

✓
In addition to the deteriorating macro environment, including the decline in population, the environment surrounding regional banks grows increasingly severe due to the protracted low interest environment.  “Progress and Assessment of the Strategic Directions and Priorities 2015-2016,” the Financial Services Agency’s financial report in 2015, states that, at that time, 40% of regional banks had a negative profitability of lending and fee businesses such as lending, exchange, sales of investment trusts, and, moreover, it is expected that 60% of regional banks will have a negative profitability of lending and fee businesses in the fiscal year ending March 2025.  This report was published before the negative interest rate policy was enacted and the current actual condition is deteriorating faster than such expectation.

✓
Since it is expected that deposits and loans will decrease in the future due to the environment, including the decline in population, aging population and low birth rate, the concerns surrounding regional banks is an even deeper problem compared to the nonperforming loan problem in the past.

✓
Especially, it has been expected that in Nagasaki Prefecture, the major market of the Eighteenth Bank and Shinwa Bank, the environment will significantly deteriorate, anticipating that the population in 2040 will decrease by 26% compared to 2010, which is the greatest decrease in the Kyusyu area, and the current circumstances are getting more severe at an accelerated pace.

✓
If the business performance of a bank deteriorates, it is likely that it cannot continue to offer store services and financial services in unprofitable areas such as island regions, and, thus, eventually, there exists a concern that local companies will not be able to grow and the regional economy will decline.  The resulting impact will reflect back on the bank itself and it easily leads to a prediction of entering into a vicious cycle of further deterioration of the bank’s business performance and the downturn in the regional economy.

✓
Under these circumstances, in order for us to perform the functions fundamental to a regional bank now and in the future, the plan for “improved efficiency through the business integration” is essential.  Particularly, the business integration of the Eighteenth Bank and Shinwa Bank, both of which have a business base in the prefecture, is a combination that will result in maximum synergies and we believe that this is the only combination that can financially support the increasingly severe circumstances of the Nagasaki economy.

✓
Furthermore, we gave an explanation pertaining to the Business Integration in March 2016 (immediately after publishing the press release regarding the Memorandum of Understanding) and in April 2017 to approximately 20,000 customers of both banks and received great support on the Business Integration from more than 90% of such customers.  Backed by such support of the customers, we are currently preparing for the realization of the Business Integration.

2.	Circumstances of the Relevant Review by Japan Fair Trade Commission

✓
In general, banking is an industry in which economies of scale work well (the larger the scale is, the lower the expense ratio becomes).  Especially, business integration within the same region characteristically creates greater synergy since it is easier to improve the efficiency by measures such as integration of the overlapping stores.

✓
On the other hand, the perspective underlying the policy of competition laws is, that, if a company’s market share is increased through business integration, and, therefore, the pricing power of the relevant companies increases, a price will be higher than the price that should have been determined through competition between the companies and the interests of consumers will be damaged.  The Business Integration has also been reviewed by the Japan Fair Trade Commission in light of these perspectives under the competition laws.

✓
We have explained to the Japan Fair Trade Commission that, based on several economic analyses, the larger the size of lending becomes, the better operational efficiency will be, therefore, we can maintain a low interest rate and increase the benefits the customers receive.

✓
Furthermore, we have also explained that the sufficient competitive environment will be maintained after the Business Integration, and, therefore, the environment will not allow us to easily raise interest rates.   Upon such explanation, we referred to the current economic analyses, including the following findings:

–
The customers who carry out transactions with both banks only (the customers most affected by the merger of the Eighteenth Bank and Shinwa Bank) make up only about 4% of the customers in the prefecture.

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Even in the areas where only one of the two banks exists, or where both banks are the only banks that exist, it is unlikely that a significantly high interest rate is placed on a new loan compared to other areas in which financial institutions other than both banks also exist.

–	Many customers in the prefecture, including those in island regions, carry out transactions with several financial institutions outside the region that do not own stores nearby.
✓
In addition, through the result of the Business Integration, the customers can anticipate to receive, for example, the improved quality of services derived from professionals optimally allocated and the gathered know-how, not only preventing customer convenience from being impaired by maintaining a network of stores in such areas as island regions.  Reviewing the overall services we provide as regional banks, we believe that our increased market share in the prefecture gained through the Business Integration will contribute to the provision of the benefits generated from the improved efficiency to the customers, rather than causing immediate disadvantage to them.

✓
However, we have not been able to remove the concerns of the Japan Fair Trade Commission with respect to competition laws on the point that the lending share in the prefecture will increase and there will be a large gap in the lending share between us and other financial institutions, therefore, we have currently taken steps to start examining so-called “remedies”.

3.	Characteristics of Regional Banks and Remedies

✓
In “remedies”, under competition laws, the creation of dominant competitive operators is required.  As a step thereof, “structural remedies” (for example, (i) partial transfers of stores in the retail industry and (ii) transfers of factory lines, etc. in the manufacturing industry) are general principles and in the discussion with the Japan Fair Trade Commission on the Business Integration, it is presumed that these principles do not change even in the banking industry.

✓
However, in the banking industry, since there are a large number of connected, complex and diverse settlement mechanisms, we cannot elect to perform “transfers of stores” like in the retail industry, even though customers in both industries are general consumers, as it would impose a heavy burden on the customers.  Therefore, with respect to the loans of primary concern, creating dominant competitive operators through “transfers of credited loans” is required, and, although this is a difficult decision, we have currently taken steps to start examining transfers of credited loans.

✓
However, mutual relationships between regional banks and customers (relationship banking) are already established over time.  Since loan transactions are based on trust relationships that are established over time with customers, any transfers of credited loans to other financial institutions not based on the intent of the customers are likely to have a severe negative impact on the customers.  We have already explained that it is not possible to perform such transfers of credited loans.

✓
Due to the situation above, in order to achieve the Business Integration, we believe that, although it may take some time, it is essential to understand the concerns of the Japan Fair Trade Commission and to continue the discussions to achieve more effective “remedies” that take into account the characteristics of the banking industry.

✓
Furthermore, we have business structures where the main part of our profits is dependent on the region.  If we take any actions that are detrimental to the benefit of the customers and that are only profitable for both banks in the short-term, such actions will lead to the exhaustion of the regional economy in the medium- and long-term and our very existence itself could become at risk.  In fact, regional banks have a feature where they share profits with, and have the same interests as, the customers.  Additionally, regional banks fall under a regulated industry in which licenses are obtained based on the Banking Act and are being supervised by the financial authorities through measures such as financial inspections.

✓
For our own part, we strive to explain (i) that these special circumstances at the regional banks, which are different from general business companies, should be taken into account and (ii) that not only transfers of credited loans but even the following measures, for example, are also to be evaluated as direct and effective “remedies”.

–
The measure to periodically confirm that we will not increase interest rates due to the Business Integration by “disclosing information regarding new lending rates”.  For example, the disclosure of “new lending rates” on loans for small- and medium-sized companies in Nagasaki Prefecture with (i) chronological changes of such rates from the time before the Business Integration and (ii) comparisons of such rates with regional bank averages.

–
The measures to monitor us to prevent the quality of our services from deteriorating after the Business Integration by (i) introducing a system where “a committee composed of third parties such as customers in the local area periodically monitors and evaluates our lending activities” in addition to (ii) summarizing customer feedback from measures such as questionnaires.

4.	Regarding Postponing Again the Future Schedule of the Business Integration

✓
As stated above, the relevant review by the Japan Fair Trade Commission is currently ongoing and it became extremely hard to obtain clearance in order to implement the Business Integration in October this year, and, therefore, we postpone again the future schedule of the Business Integration.

✓
As for the Japan Fair Trade Commission, we are contemplating requesting continuous consultation with regard to the significance of the Business Integration and “remedies” based on the characteristics of the regional banks.  Also, in order for us to have exhaustive discussions for implementation of the Business Integration, in which all of the relevant stakeholders are able to agree, we do not set the deadline in this postponement.  We will announce the future schedule of the Business Integration again after the relevant review by the Japan Fair Trade Commission is completed.

5.	Contributions to Local Areas and Benefits Resulting from the Business Integration

✓	We are contemplating returning the benefit of synergies generated from the Business Integration to the relevant stakeholders in Nagasaki Prefecture, and contributing the following:
(i)	Strengthening of Providing Funds Smoothly
We will take advantage of economies of scale through the Business Integration and will provide funds more proactively and smoothly than ever in order to respond to the needs of the customers without changing our credit policy after the Business Integration.
(ii)	Strengthening of Relations
We will utilize redundant personnel generated from the synergies of the consolidation and unification of stores and head offices after the Business Integration and we will use such personnel to provide increased support for the customers’ businesses more than ever, for example, by visiting the clients twice per month despite visits being only once per month until now.
(iii)	Maintenance and Expansion of Store Network
We will maintain stores in such areas as remote islands based on the effects of improved efficiency.  As a result, we will achieve the expansion of the store network while we will achieve the improved efficiency by the consolidation and unification of duplicate stores of both banks.

(iv)	Support to Customers Facing Business Difficulties
The region has many companies that are struggling from excessive debts and that require productivity improvements and business restructuring.  Since, through the synergies of the Business Integration, the management bases of both banks are to be reinforced and we are to be able to cope with problems by the consolidation of professional human resources, we will provide increased business support for many companies that are facing such business difficulties by providing necessary advice and financing more than ever, including fundamental financial support such as debt forgiveness, debt equity swap, debt debt swap, in order to solve problems.
(v)	Strengthening of Support for Expansion of Distribution Routes
We will increase the opportunities for business referrals and a wide variety of consultation meetings by combining the networks owned by both banks in Nagasaki Prefecture and the networks owned by FFG throughout Kyusyu area and nationwide.
(vi)	Strengthening of Support for Overseas Advancement
We will proactively provide support for the overseas advancement of companies by measures such as providing information overseas, on-site inspections overseas, referrals overseas and by utilizing the overseas offices owned by FFG (total of 8 (eight) representative offices in ASEAN, China and the United States).
(vii)	Strengthening of Support for M&A and Business Successions
The options for counterparties of M&A and business successions will expand by utilizing the information held by both banks.  The options for methods of M&A and business successions will widely expand by, for example, utilizing funds that FFG has developed until now to make temporary holding of shares of companies.
Additionally, we will establish a system to adequately respond to any potential needs and issues of the customers by developing highly specialized personnel.
(viii)	Increased Involvement in Regional Development in Nagasaki Prefecture
We will provide further support to develop projects of Private Finance Initiative (PFI), Public-Private Partnership (PPP) and other business which have not been implemented that much within Nagasaki Prefecture before by accumulating human resources and the know-how of both banks.  Additionally, in respect of tourism and agriculture, which are the main industries of Nagasaki Prefecture, we will provide such support as promoting Unzen District as a whole and mutual utilization of the agricultural fund.

End of the document